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                                                                     Exhibit 4.8
                                                                     -----------

                    FIRST AMENDMENT TO CALLAWAY GOLF COMPANY
                       1995 EMPLOYEE STOCK PURCHASE PLAN


       This First Amendment (this "Amendment") to Callaway Golf Company 1995 Employee Stock Purchase Plan (the "Plan") is made effective as of April 17, 1997 by Callaway Golf Company, a California corporation (the "Company").

       A. Callaway Golf Company established the Plan to provide to employees of the Company and certain of its subsidiaries the opportunity to purchase the Company's common stock, $.01 par value per share ("Common Stock"); and

       B. The Company's Board of Directors has, subject to the approval of the Company's shareholders, approved and adopted an amendment to the Plan to increase the number of shares of Common Stock that may be issued under the Plan from 500,000 to 1,500,000 shares; and

       C. The shareholders of the Company have approved and adopted an amendment to the Plan to increase the number of shares of Common Stock that may be issued under the Plan from 500,000 to 1,500,000 shares.

       NOW, THEREFORE, the Plan is amended as follows:

       1. The first sentence of Section 3 of the Plan is hereby deleted and replaced with the following:

       "There shall be reserved for issuance and purchase by Employees under the Plan an aggregate of 1,500,000 shares of Common Stock, subject to adjustment as provided in Section 14 below."

       2. After the effective date of this Amendment, each reference in the Plan to the "Plan" shall mean and refer to the Plan as amended hereby. Except as provided in this Amendment, the Plan and all related documents shall remain in full force and effect and are ratified and confirmed.

       IN WITNESS WHEREOF, this First Amendment to the Plan has been executed as of the date set forth above.

                                       CALLAWAY GOLF COMPANY


                                       By: /s/ DONALD H. DYE
                                          --------------------------------
                                          Donald H. Dye, President and CEO

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